UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023 (February 16, 2023)

 Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36597		47-1016855
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1 Vista Way	Anoka	MN	55303
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code:  (763) 433-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Resignation of Dylan S. Ramsey as General Counsel and Corporate Secretary; Appointment of Jeffrey Ehrich as General Counsel and Corporate Secretary (Interim)

Effective February 16, 2023, Vista Outdoor Inc. (the “Company”) appointed Jeffrey Ehrich, the Company’s current Deputy General Counsel and Assistant Secretary, to General Counsel and Corporate Secretary (Interim) of the Company. The Company’s current General Counsel and Corporate Secretary, Dylan S. Ramsey, will be leaving the Company following a transition period. The Company expects that Mr. Ehrich will remain with the Company and serve as General Counsel and Corporate Secretary following the previously announced spin-off of the Company’s Outdoor Products segment (the “Spin-Off”), which is expected to be completed in calendar year 2023.

Mr. Ehrich has served in a variety of roles with the Legal Departments of the Company and its predecessor, Alliant Techsystems, Inc., which he joined in 2011. He was most recently promoted to Deputy General Counsel and Assistant Corporate Secretary in 2018. Prior to that, he served as Associate General Counsel from 2015 to 2018, Senior Counsel from 2013 to 2015, and Counsel from 2011 to 2015. He began his legal career as a commercial litigator.

In connection with Mr. Ramsey’s resignation, the Company negotiated and entered into a General Release and Separation Agreement (the “Agreement”) with Mr. Ramsey. Pursuant to the Agreement, Mr. Ramsey has agreed to remain employed on a full time non-officer basis until April 3, 2023 (the “Separation Date”) to facilitate the transition of General Counsel duties to Mr. Ehrich. The Agreement provides for a release of claims and non-disparagement covenants. As consideration, the Agreement provides that the Company will provide Mr. Ramsey with the following severance benefits: a lump sum cash payment in an amount equal to 100% of his current annual base salary; payment of any amount earned by Mr. Ramsey under the Company’s Annual Incentive Plan for the fiscal year ended March 31, 2023, based on actual Company performance; accelerated vesting of the portion of his unvested time-based restricted stock units (“RSUs”) that would have vested had he remained employed by the Company for 12 months following the Separation Date; Mr. Ramsey’s unvested performance-based restricted stock unit (“PSU”) award agreements shall remain outstanding and eligible to vest (on a pro-rated basis) in accordance with the existing terms thereof (100% of Mr. Ramsey’s 2021-2023 PSU award, two-thirds of Mr. Ramsey’s 2022-2024 PSU award and one-third of Mr. Ramsey’s 2023-2025 PSU award shall remain outstanding and eligible to vest); and a lump sum cash payment of $20,000 to cover the cost of health care coverage and outplacement services. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Entry into a Retention Award Agreement with Jason R. Vanderbrink

On February 16, 2023, the Company entered into a retention award agreement with Jason R. Vanderbrink, President of the Company’s Sporting Products segment, pursuant to which Mr. Vanderbrink will be granted on February 16, 2023 (the “Grant Date”) a restricted stock unit award for a total of 18,776 shares of the Company’s common stock (the “RSU Retention Award”) in recognition of his critical role in connection with the execution of the Spin-Off and delivering value for the Company’s stockholders. Subject to Mr. Vanderbrink’s continued employment with the Company through the respective vesting dates, the RSU Retention Award will vest as follows: (i) 25% or 4,694 shares will vest on the first anniversary of the Grant Date regardless of the execution status of the Spinoff, and (ii) 75% or 14,082 shares will vest on the second anniversary of the Grant Date contingent on the execution of the Spinoff.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	General Release and Separation Agreement, dated as of February 20, 2023, by and between Vista Outdoor Inc. and Dylan S. Ramsey
10.2	Restricted Stock Unit Retention Award Agreement, dated as of February 16, 2023, by and between Vista Outdoor Inc. and Jason Vanderbrink
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

		By:	/s/ Andrew Keegan
		Name:	Andrew Keegan
		Title:	Vice President and Chief Financial Officer (Interim)

Date:	February 21, 2023

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